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                                                                    EXHIBIT 3.3

                          CERTIFICATE OF INCORPORATION
                                       OF
                         STRATEGIC TIMBER OPERATING CO.




FIRST: The name of the corporation is "Strategic Timber Operating Co."

SECOND: The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of common stock having a par value of $.01 per share (the "Common Stock"). The Common Stock (a) shall be one and the same class, (b) shall have full and unlimited voting rights (with each share having one vote on each matter submitted to the stockholders for vote),
(c) shall have equal rights of participation in dividends and other distributions, and (d) shall be entitled to receive the net assets of the corporation ratably upon dissolution.

FIFTH: The incorporator is Robert J. Pile, whose mailing address is Suite 2300, 999 Peachtree Street, N.E., Atlanta, Georgia 30309-3996.

SIXTH: Election of directors need not be by ballot.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

EIGHTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware General Corporation Law ss. 174, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of this certificate of incorporation to further eliminate or limit


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Certificate of Incorporation
Strategic Timber Operating Co.
Page 2


         the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         NINTH: The corporation reserves the right to amend and repeal any provision contained in the certificate of incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

         DULY EXECUTED and delivered by the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware and making, filing and recording this certificate of incorporation, and who does hereby certify that the facts stated in this certificate of incorporation are true, all on April 21, 1998.

                                        /s/  Robert J. Pile
                                        ------------------------
                                        Robert J. Pile, as
                                        incorporator




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